SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

THERMOVIEW INDUSTRIES, INC.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

883671 50 5
(CUSIP Number)

12/31/2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

     *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Stephen A. Hoffmann

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF	5. SOLE VOTING POWER: 80,617
SHARES
BENEFICIALLY	6. SHARED VOTING POWER: 33,333
OWNED BY
EACH REPORTING	7. SOLE DISPOSITIVE POWER: 408,982
PERSON WITH
8. SHARED DISPOSITIVE POWER: 33,333

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

442,315 SHARES

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.9

12.	TYPE OF REPORTING PERSON

IN

Item 1(a)	Name of Issuer: ThermoView Industries, Inc.
Item 1(b)	Address of Issuer's Principal Executive Offices:
5611 Fern Valley Road
Louisville, Kentucky 40228
Item 2(a)	Name of Person Filing: Stephen A. Hoffmann
Item 2(b)	Address of Principal Office: 5611 Fern Valley Road, Louisville, Kentucky 40228
Item 2(c)	Citizenship: USA
Item 2(d)	Title of Class of Securities: Common Stock
Item 2(e)	CUSIP Number: 883671 50 5
Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment funding accordance with 240.13d-1(b)(1) (ii)(F);
(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4(a)	Amount Beneficially Owned: 438,315

Item 4(b)	Percent of Class: 4.9

Item 4(c)	Number of shares as to which reporting person has:
(i) sole power to vote or to direct the vote: 80,617
(ii) shared power to vote or to direct the vote: 33,333
(iii) sole power to dispose or to direct the disposition of: 408,982_
(iv) shared power to dispose or to direct the disposition of: 33,333
Item 5	Ownership of 5% or Less of Class: __N/A_____
Item 6	Ownership of More than 5% on Behalf of Another Person: _N/A______
Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8	Identification and Classification of Members of the Group: See attached Exhibit A__
Item 9	Notice of Dissolution of Group: __N/A__
Item 10	Certification: (a) N/A (b) N/A

Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

___2/14/2005___
Dated

/s/ Stephen A. Hoffmann

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Founders Group, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF	5. SOLE VOTING POWER: 0
SHARES
BENEFICIALLY	6. SHARED VOTING POWER: 33,333
OWNED BY
EACH REPORTING	7. SOLE DISPOSITIVE POWER: 0
PERSON WITH
8. SHARED DISPOSITIVE POWER: 33,333

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

33,333 SHARES

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.38

12.	TYPE OF REPORTING PERSON

OO

Item 1(a)	Name of Issuer: ThermoView Industries, Inc.
Item 1(b)	Address of Issuer's Principal Executive Offices:
5611 Fern Valley Road
Louisville, Kentucky 40228
Item 2(a)	Name of Person Filing: Founders Group, LLC
Item 2(b)	Address of Principal Office: 5611 Fern Valley Road, KY 40228
Item 2(c)	Citizenship: USA
Item 2(d)	Title of Class of Securities: Common Stock
Item 2(e)	CUSIP Number: 883671 50 5
Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment funding accordance with 240.13d-1(b)(1) (ii)(F);
(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4(a)	Amount Beneficially Owned: 33,333

Item 4(b)	Percent of Class: .38

Item 4(c)	Number of shares as to which reporting person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 33,333
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: 33,333
Item 5	Ownership of 5% or Less of Class: __N/A_____
Item 6	Ownership of More than 5% on Behalf of Another Person: _N/A______
Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: N/A
Item 8	Identification and Classification of Members of the Group: See Attached Exhibit A
Item 9	Notice of Dissolution of Group: __N/A__
Item 10	Certification: (a) N/A (b) N/A

Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

___2/14/2005___
Dated

/s/ Stephen A. Hoffmann
Member

EXHIBIT A

IDENTIFICATION OF GROUP MEMBERS

1. Founders Group, LLC.